                                                                  EXECUTION COPY


                                   AMENDMENT NO. 1


         AMENDMENT NO. 1 dated as of August 19, 1997 between CANADIAN FOREST
OIL LTD., a corporation duly amalgamated and validly existing under the laws of Alberta, Canada ("CANADIAN FOREST"); PRODUCERS MARKETING LTD., an Alberta corporation and a Wholly Owned Subsidiary of Canadian Forest ("PROMARK") and each of the other Subsidiaries of Canadian Forest that becomes a borrower pursuant to Section 8.27 of the Second Amended and Restated Credit Agreement (individually a "SUBSIDIARY BORROWER" and collectively with Canadian Forest, the "BORROWERS"); and 611852 SASKATCHEWAN LTD. (the "LENDER").

         Canadian Forest, a Wholly Owned Subsidiary of 3189503, Promark and the Lender are parties to a Second Amended and Restated Credit Agreement dated as of April 1, 1997 (the "SECOND AMENDED AND RESTATED CREDIT AGREEMENT"), providing, subject to the terms and conditions thereof, for extensions of credit (by making of loans and issuing letters of credit) to be made by said Lender to the Borrowers in an aggregate principal or face amount not exceeding C$80,000,000. Canadian Forest and the Lender wish to increase the Commitment under the Second Amended and Restated Credit Agreement from C$80,000,000 to C$165,000,000 or the Equivalent Amount thereof in U.S. Dollars and amend the Second Amended and Restated Credit Agreement in certain respects, and accordingly, the parties hereto hereby agree as follows:

         Section 1. DEFINITIONS. Except as otherwise defined in this Amendment No. 1, terms defined in the Second Amended and Restated Credit Agreement are used herein as defined therein.

         Section 2. AMENDMENTS. Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the Second Amended and Restated Credit Agreement shall be further amended as follows:

         2.01. References in the Second Amended and Restated Credit Agreement (including references to the Second Amended and Restated Credit Agreement amended hereby) to "this Agreement" (and indirect references such as "hereunder", "hereby", "herein", and "hereof") shall be deemed to be references to the Second Amended and Restated Credit Agreement as amended and as further amended hereby.

         2.02. The following definitions are hereby added in alphabetical order in Section 1.01 of the Second Amended and Restated Credit Agreement:

         "ALLOCATED CANADIAN BORROWING BASE" shall mean, as of any date, an amount in Dollars designated as such from time to time by the Company pursuant to Section 2.12 hereof.

         "ALLOCATED U.S. BORROWING BASE" shall mean an amount equal to the Borrowing


                                 AMENDMENT NO. 1

Base then in effect MINUS the Allocated Canadian Borrowing Base.

         "AMENDMENT NO. 1" shall mean Amendment No. 1 dated as of August 19, 1997 to this Agreement.

         "APPLICABLE COMMITMENT FEE RATE" shall mean for any period during which the Usage Ratio is within the range specified under "Usage Ratio" in
Schedule IV to Amendment No. 1, the percentage per annum set forth opposite the range in such Schedule IV.

         "BORROWING BASE REPORTS" shall mean collectively, (i) U.S. Reserve Evaluation Reports, (ii) Reserve Evaluation Reports and (iii) Net Back Pool Reports and "BORROWING BASE REPORT" shall mean any thereof.

         "CANADIAN GUARANTEE" shall mean the Guarantee dated as of August 19, 1997 executed by Forest in favor of the Agent and the Canadian Lenders.

         "CANADIAN LENDERS" shall have the meaning ascribed thereto in the Intercreditor Agreement.

         "COMBINED COMMITMENTS" shall have the meaning ascribed thereto in the Intercreditor Agreement.

         "COMBINED MAJORITY LENDERS" shall have the meaning ascribed thereto in the Intercreditor Agreement.

         "INTERCREDITOR AGREEMENT" shall mean the Intercreditor Agreement dated as of August 19, 1997 between the U.S. Agent and the Agent as the same may be modified, supplemented, amended and/or restated and in effect from time to time."

         "LENDER GROUP" shall have the meaning ascribed thereto in the Intercreditor Agreement.

         "RESTRICTED SUBSIDIARIES" shall have the meaning ascribed thereto in the U.S. Credit Agreement.

         "U.S. AGENT" means The Chase Manhattan Bank, as agent under the U.S. Credit Agreement.

         "U.S. CREDIT AGREEMENT" shall have the meaning ascribed thereto in the Intercreditor Agreement.

         "U.S. CREDIT AGREEMENT OBLIGATIONS" shall mean (i) the Loans provided for in Section 2.01 of the U.S. Credit Agreement and (ii) the Letter of Credit Liabilities under the U.S. Credit Agreement.


                                 AMENDMENT NO. 1

         "U.S. LENDERS" shall have the meaning ascribed thereto in the Intercreditor Agreement.

         "U.S. RESERVE EVALUATION REPORT" shall mean the report defined in the U.S. Credit Agreement as the "Reserve Evaluation Report" prepared for Forest.

         2.03. Section 1.01 of the Second Amended and Restated Credit Agreement is amended by deleting the existing definitions for the following terms and inserting new definitions as follows:

         "APPLICABLE MARGIN" shall mean, with respect to each Type of Loan for any period during which the Usage Ratio is within the range specified under "Usage Ratio" in Schedule V to Amendment No. 1, the number of basis points set forth opposite the range in such Schedule V to be expressed as percentages per annum for purposes of the interest calculations in this Agreement, PROVIDED that the "Applicable Margin" shall be increased or reduced, as applicable, on the date of the borrowing of a Loan or the repayment of a Loan or the issuance or expiration of a Letter of Credit which results in the Usage Ratio shifting from one range to another but that the "Applicable Margin" for any BA Loan or Eurodollar Loan outstanding prior to such date shall remain the same until the end of the Interest Period for such BA Loan or Eurodollar Loan, respectively.

         "CANADIAN FOREST DEBENTURE" shall mean the Demand Debenture and Negative Pledge, dated as of February 8, 1996, as the same has been amended, including as amended by the Third Security Confirmation, Amendment and Supplemental Debenture Agreement dated as of August 19, 1997, of Canadian Forest in the principal amount of C$165,000,000 payable to the Lender and assigned to the Agent and its successors and assigns, as the same shall be amended, modified and supplemented and in effect from time to time.

         "COMMITMENT" shall mean the obligation of the Lender to make Loans pursuant to Sections 2.01 and 2.05 hereof and to obtain Letters of Credit pursuant to Section 2.04 hereof, in an aggregate Principal Amount at any one time outstanding up to but not exceeding C$165,000,000 or the Equivalent Amount thereof in U.S. Dollars, as the same may be reduced at any time or from time to time pursuant to Section 2.06 hereof.

         "COMMITMENT TERMINATION DATE" shall mean August 19, 2001.

         "FOREST DEBENTURE" shall mean the Limited Recourse Demand Debenture and Negative Pledge, dated as of April 1, 1997, as amended by the Third Security Confirmation, Amendment and Supplemental Debenture Agreement dated as of August 19, 1997, of Forest in the principal amount of C$165,000,000 payable to the Lender and assigned to the Agent and its successors and assigns, as the same shall be modified and supplemented and in effect from time to time.


                                 AMENDMENT NO. 1

         "FUTURE NET REVENUES" shall mean, as of any date of determination for any period, the projected gross revenues attributable to all or a part (as specified herein) of Proved Reserves constituting part of the Hydrocarbon Properties included in the Borrowing Base Report for such period less the sum for such period of all projected Operating Expenses and Capital Expenditures with respect thereto, as set forth in the related Borrowing Base Report, and less (without duplication) all amounts projected to be applied to the discharge of any advance payments or similar agreements with respect to hydrocarbons in place and to the unearned balance of any advance payment received under any contract to be performed relating to such Proved Reserves.

         "INTEREST COVERAGE RATIO" shall mean, for any period, the ratio of (a) the sum of Cash Flow PLUS Cash Flow under, and as defined in, the U.S. Credit Agreement on a consolidated basis for such period to (b) the sum of Interest Expense PLUS Interest Expense under, and as defined in, the U.S. Credit Agreement on a consolidated basis for such period.

         "LOAN DOCUMENTS" shall mean, collectively, this Agreement, the Notes, the Swingline Notes, the Letter of Credit Documents, the Security Documents and the Intercreditor Agreement.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the Property, business, operations, financial condition, prospects, liabilities or capitalization of Forest and its Subsidiaries taken as a whole, (b) the ability of, any Obligor (as defined in the U.S. Credit Agreement) or the Borrowers to perform their respective obligations under any of the Basic Documents (as defined in the U.S. Credit Agreement) or the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Basic Documents or the Loan Documents, (d) the rights and remedies of any member of the Lender Group, the U.S. Agent and the Agent under any of the Basic Documents or the Loan Documents, as the case may be, or (e) the timely payment of the principal of or interest on the Loans (including Swingline Loans), Letter of Credit Reimbursement Obligations, Forest's obligations under the Forest Guarantee or U.S. Credit Agreement Obligations or other amounts payable in connection therewith.

         "PROMARK DEBENTURE" shall mean the Demand Debenture and Negative
Pledge dated July 17, 1996 as the same has been amended, including as amended by the Third Security Confirmation, Amendment and Supplemental Debenture Agreement dated as of August 19, 1997, of ProMark in the principal amount of C$165,000,000 payable to the Lender and assigned to the Agent and its successors and assigns, as the same shall be amended, modified and supplemented in accordance with
Section 11.21 of the Funding Credit Agreement and in effect from time to time.

         "SECURITY DOCUMENTS" shall mean, collectively, the Canadian Forest Debenture and the deposit agreement in respect thereof, the Canadian Guarantee, the ProMark Debenture and the deposit agreement in respect thereof, the Forest Guarantee, the Forest Debenture and the deposit agreement in respect thereof, and any other security that is now or is hereafter held by or on behalf of the Lender for the Borrowers' obligations hereunder and all amendments, supplements, modifications, additions to, renewals of, substitutions and replacements for any of


                                 AMENDMENT NO. 1
the foregoing made in accordance with Section 11.21 of the Funding Credit Agreement and all registrations filed with respect to the Liens created pursuant to any of such documents and agreements and without limiting the generality of the foregoing includes the foregoing security and other documents as confirmed and amended from time to time including as amended by the Third Security Confirmation, Amendment and Supplemental Debenture Agreement dated as of August 19, 1997.

         "USAGE RATIO" shall mean as of any date the ratio of (a) Aggregate Borrowings outstanding on such date PLUS the aggregate principal amount of the U.S. Credit Agreement Obligations pursuant to the U.S. Credit Agreement outstanding on such date to (b) the lesser of the Borrowing Base or the Combined Commitments on such date.

         2.03A. Section 1.01 of the Second Amended and Restated Credit Agreement is further amended by deleting the definition of "DIVIDEND PAYMENT".

         2.04. The definitions of "INDEPENDENT PETROLEUM ENGINEER", "PROVED RESERVES" and "NET BACK POOL REPORT" in Section 1 of the Second Amended and Restated Credit Agreement shall be amended by changing the words "Reserve Evaluation Report" to "Borrowing Base Report" wherever they appear.

         2.05. Section 1 of the Second Amended and Restated Credit Agreement shall be amended by deleting the existing Section 1.03 and inserting a new
Section 1.03 as follows:

         "1.03  BORROWING BASE.

         (a) BORROWING BASE REPORTS. Canadian Forest and Forest have furnished to the U.S. Agent, the Lender and the Canadian Lenders updated Borrowing Base Reports dated January 1, 1997. On or before each Report Delivery Date, Canadian Forest and Forest shall furnish to the U.S. Agent, the Agent and the Canadian Lenders updated Borrowing Base Reports.

         (b) BORROWING BASE. The Borrowers acknowledge and agree that the Borrowing Base determined from time to time under the Funding Credit Agreement shall also be the Borrowing Base under and for the purposes of this Agreement. In that regard, the Borrowers acknowledge and agree that the Borrowing Base determined from time to time under the Funding Credit Agreement shall also be the Borrowing Base under and for the purposes of this Agreement. During the period commencing on the date hereof and ending on such date the first redetermination of the Borrowing Base becomes effective as provided below in this Section 1.03(b), the Borrowing Base shall be $130,000,000 (subject to any adjustments and redeterminations provided for by Sections 1.03(c), 1.03(d), 1.03(e) and 2.11(d) hereof) which amount has been determined on the basis of the Borrowing Base Reports referred to in the first sentence of Section 1.03(a) hereof (with such adjustments to the rates, factors, values, estimates, assumptions and computations set forth in such Borrowing Base Reports as are acceptable to the Combined Majority Lenders). Under the Funding Credit Agreement, the U.S. Agent shall, as promptly as reasonably practicable after its receipt of the Borrowing Base Reports furnished to it


                                 AMENDMENT NO. 1
pursuant to the second sentence of Section 1.03(a) hereof (in consultation with the Combined Majority Lenders) endeavor to redetermine the Borrowing Base as an amount in Dollars on the basis of such Borrowing Base Reports in the manner provided for in Section 1.03(b) of the Funding Credit Agreement, to notify the Lender Group of such redetermination and, if such redetermination is approved by all of the Lender Group (in the case of an increase in the Borrowing Base) or by the Combined Majority Lenders (in the case of (i) a decrease in the Borrowing Base or (ii) no change in the Borrowing Base), as applicable, notify the Lender (who shall promptly notify the Borrowers) and Forest of the Borrowing Base as so redetermined and such redetermined Borrowing Base shall become effective on the Determination Date next following each Report Delivery Date (or, if later, on the date notified by the U.S. Agent to the Lender (who shall promptly notify the Borrowers) and Forest) and shall remain effective until again redetermined as provided in this Section 1.03(b) (subject to any adjustments and redeterminations provided for by Sections 1.03(c), 1.03(d) and 1.03(e) hereof, reductions pursuant to Section 2.11(c) and (d) hereof or additions pursuant to Section 2.11(a) hereof).

         As used herein, "BORROWING BASE" means the amount specified in the first sentence of this Section 1.03(b) as determined from time to time as provided in the second sentence of Section 1.03(b) and subject to adjustments, redeterminations and principles provided in Sections 1.03(c), 1.03(d), 1.03(e) and 2.11 hereof.

         (c) MATERIAL CHANGE. The Borrowers agree to notify the Lender, the Agent and the U.S. Agent promptly of any material change of which the Borrowers or Forest or any of their respective Restricted Subsidiaries is aware which reduces or may result in a reduction of the Borrowing Base by more than 10%. Promptly upon receipt of such notice, the U.S. Agent (in consultation with the Combined Majority Lenders) shall endeavor to adjust the Borrowing Base pursuant to the procedures set forth in the Funding Credit Agreement.

         (d) REDETERMINATION. If so requested by the Majority Lenders or the Majority Banks under, and as defined in, the U.S. Credit Agreement, or Forest at any time, the U.S. Agent shall, as promptly as reasonably practicable after the receipt of such request, endeavor to redetermine (in consultation with the Lender Group or the Combined Majority Lenders, as applicable) the Borrowing Base as then in effect on the basis of the then most recent applicable Borrowing Base Reports (subject, however, to such other factors as the U.S. Agent, with the concurrence of the Combined Majority Lenders, may determine to be appropriate). As promptly as reasonably practical following its redetermination of the Borrowing Base, the U.S. Agent shall notify the Lender Group of such redetermination and, if such redetermination is approved by all of the Lender Group (in the case of (i) an increase in the Borrowing Base or (ii) no change in the Borrowing Base) or by the Combined Majority Lenders (in the case of a decrease in the Borrowing Base), as applicable, notify the Lender (who shall promptly notify the Borrowers) and Forest of the Borrowing Base as so redetermined and such redetermined Borrowing Base shall become effective immediately upon delivery to the Lender and Forest of such notice of redetermination.

         (e) DETERMINATIONS, ETC. It has been agreed in the Funding Credit Agreement


                                 AMENDMENT NO. 1
that all determinations and redeterminations and adjustments by the U.S. Agent provided for above in this Section 1.03 or in the definition of "Present Value of Reserves" in Section 1.01 including any approvals or disapprovals of a determination or redetermination by the U.S. Agent of the Borrowing Base or any adjustment thereof shall be made on a reasonable basis, in good faith and in a manner reasonably consistent with the basis on which the initial Borrowing Base was determined to be acceptable to the Lender Group as provided in the Funding Credit Agreement.

         (f) FOREST SALE. The Borrowers and the Lender agree that the sale of the Forest Pledged Properties from Canadian Forest to Forest pursuant to the Forest Purchase Agreement, and the subjecting of such Forest Pledged Properties to the Forest Debenture, shall not result in a redetermination or adjustment of the Borrowing Base, and that such Forest Pledged Properties shall continue to be included in the Borrowing Base (so long as they are owned by Forest and are not otherwise subjected to any Lien (other than the Lien of the Forest Debenture) by Forest) to the same extent as if such sale had not occurred."

         2.06. Section 2.01 of the Second Amended and Restated Credit Agreement is amended by deleting the existing paragraph (a) and inserting a new paragraph (a) as follows:

         "(a)   The Lender agrees, in accordance with the terms and
conditions of this Agreement, to make one or more loans to the Borrowers in Canadian Dollars or U.S. Dollars during the period from and including the Closing Date to and including the Commitment Termination Date, in an aggregate amount up to but not exceeding the lesser of (x) the Commitment and
(y) an amount equal to the then effective Allocated Canadian Borrowing Base determined pursuant to the immediately preceding Borrowing Base Reports; PROVIDED that (i) in no event shall the aggregate principal amount of all Loans (including all Swingline Loans) (with the Principal Amount of U.S. Dollar Loans expressed as an Equivalent Amount in Canadian Dollars), together with the aggregate amount of all Letter of Credit Liabilities (with the Letter of Credit Liabilities in U.S. dollars expressed in an Equivalent Amount in Canadian Dollar), exceed the lesser of (x) the aggregate amount of the Commitments as in effect from time to time, and (y) the then effective Allocated Canadian Borrowing Base determined pursuant to Section 2.12 hereof and the immediately preceding Borrowing Base Reports and (ii) the Company may not borrow Loans or obtain Letters of Credit under this Agreement at any time while a Borrowing Base Deficiency exists. The Commitment of the Lender on the date hereof is C$165,000,000 or the Equivalent Amount in U.S. Dollars.

         2.07. Section 2 of the Second Amended and Restated Credit Agreement is further amended by:

         (i)  deleting the existing Section 2.02 and inserting a new Section
2.02 as follows:

              "2.02 BORROWINGS. The applicable Borrower shall give the Lender, the Agent and the U.S. Agent (which shall promptly notify the U.S. Lenders) (or in the case of

                                 AMENDMENT NO. 1

Swingline Loans, BOM instead of the Agent and the U.S. Agent) notice of each borrowing hereunder as provided in Section 4.05 hereof. Not later than 1:00 p.m. Toronto time on the date specified for each borrowing hereunder, the Lender shall make available the amount of the Loan or Loans to be made by it on such date to the applicable Borrower by depositing the same, in immediately available funds, in an account of the Borrowers or any one of them designated by such Borrower. Notwithstanding any provision of this Agreement to the contrary, Canadian Prime Loans, BA Loans and Swingline Loans may only be denominated in Canadian Dollars and U.S. Base Rate Loans and Eurodollar Loans may only be denominated in U.S. Dollars";

         (ii) deleting the existing first paragraph of Section 2.04 and replacing it with the following:

         "2.04 LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement, upon the request by any Borrower, the Lender hereby agrees to utilize a portion of the commitments available to it under the Funding Credit Agreement from time to time to obtain letters of credit ("LETTERS OF CREDIT") in Canadian Dollars or U.S. Dollars and to provide the same to the Borrower which has requested such Letter of Credit, PROVIDED that in no event shall
(i) the aggregate amount of all Letter of Credit Liabilities, together with the aggregate Principal Amount of the Loans (including all Swingline Loans) (with the amounts of any Loans or Letter of Credit Liabilities outstanding in U.S. Dollars expressed as an Equivalent Amount in Canadian Dollars), exceed the lesser of (x) the amount of the Commitment as in effect from time to time, and (y) the then effective Allocated Canadian Borrowing Base determined pursuant to Section 2.12 hereof and the immediately preceding Borrowing Base Reports, (ii) the aggregate outstanding amount of all Letter of Credit Liabilities exceed C$15,000,000, (iii) the expiration date of any Letter of Credit extend beyond the earlier of the Commitment Termination Date and the date 12 months following the issuance of such Letter of Credit and (iv) any Letter of Credit require payment against a conforming draft to be made thereunder on the same Business Day on which that draft is presented, if presentation is made after 1:00 p.m., Toronto time. Each Letter of Credit shall comply in all respects with the provisions of Section 2.03 of the Funding Credit Agreement. Each request by a Borrower for a Letter of Credit shall be irrevocable. Whenever the applicable Borrower is required to furnish a notice to the Lender or the Agent pursuant to the following additional provisions of this Section 2.04, it shall give a copy of such notice to the U.S. Agent.";

         (iii)  deleting the existing Section 2.05 and inserting a new Section
2.05 as follows:

         "2.05 SWINGLINE LOANS. (a) In addition to the Loans provided for in Section 2.01(a) hereof and subject to the terms and conditions of this Agreement, the Lender agrees to make loans ("SWINGLINE LOANS") to the Borrowers during the period from the date hereof but excluding the Commitment Termination Date, PROVIDED that the aggregate Principal Amount of all Loans (including all Swingline Loans) (with the Principal Amount of U.S. Dollar Loans expressed as the Equivalent Amount in Canadian Dollars), together with the aggregate amount of all Letter of Credit Liabilities (with the Letter of Credit Liabilities in U.S. Dollars expressed as the Equivalent Amount in Canadian Dollars) shall not at any time exceed the lesser of (x) the

                                 AMENDMENT NO. 1
aggregate amount of the Commitment and (y) the then effective Allocated Canadian Borrowing Base determined pursuant to Section 2.12 hereof, nor shall the aggregate Principal Amount of all Swingline Loans exceed C$5,000,000.
All Swingline Loans shall be denominated in Canadian Dollars and may not be made as BA Loans. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. Swingline Loans shall constitute Loans hereunder.

         (b) In order to request a Swingline Loan, the applicable Borrower shall notify the Lender, the Agent and the U.S. Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., Calgary time (or 4:00 p.m. Calgary time in the case of borrowings to satisfy outstandings under the BOM Agreement), on the day of a proposed Swingline Loan. Notwithstanding the foregoing, in the event that at any time BOM makes demand for payment of any amounts to which it is entitled under the BOM Agreement and such amounts are not paid by the close of business on the date of demand, ProMark shall be deemed to have notified the Lender of a request for a Swingline Loan in an amount equal to the lesser of (i) C$5,000,000 less the aggregate Principal Amount of any outstanding Swingline Loans and (ii) the amounts demanded under the BOM Agreement. Each such notice provided by a Borrower by telephone request shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Lender shall promptly advise BOM, the Agent and the U.S. Agent of any such notice received from a Borrower. The Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower at the BOM Main Branch, Calgary, Alberta by 2:30 p.m., Calgary time, on the requested date of such Swingline Loan, or in the case of a deemed notice on or before the next Business Day following the date that BOM so provides the demand for payment."; and

         (iv) deleting the existing Section 2.07 and inserting a new Section
2.07 as follows:

         "2.07 COMMITMENT FEE. The Borrowers jointly and severally shall pay to the Lender a commitment fee for each day at a rate per annum equal to the Applicable Commitment Fee Rate TIMES the Allocated Canadian Borrowing Base LESS the aggregate principal amount of all Loans and Letter of Credit Liabilities (collectively, such difference for the Lender being the "AVAILABLE BORROWING AMOUNT") (with any amounts outstanding in U.S. Dollars being expressed as an Equivalent Amount in Canadian Dollars) outstanding on such day for the period from and including the date of Amendment No. 1 to but not including the earlier of the date the Lender's Commitment is terminated and the Commitment Termination Date. Accrued Commitment Fees shall be payable on each Quarterly Date and on the earlier of the date the Commitments are terminated and the Commitment Termination Date."

         2.08. Section 2.09 of the Second Amended and Restated Credit Agreement shall be amended by deleting the existing paragraph (a) and inserting a new paragraph (a) as follows:

         "(a)  The Loans made by the Lender (other than Swingline Loans) to the

                                 AMENDMENT NO. 1

Borrowers shall be evidenced by the promissory note of each Borrower dated August 19, 1997, payable to the Lender in a principal amount equal to C$165,000,000, or the Equivalent Amount in U.S. Dollars."

         2.09. Section 2.10 of the Second Amended and Restated Credit Agreement shall be amended by inserting a new sentence at the end of Section
2.10 as follows:

         "Whenever the applicable Borrower is required to furnish a notice to the Lender or the Agent pursuant to this Section 2.10, it shall give a copy of such notice to the U.S. Agent.".

         2.10. Section 2.11 of the Second Amended and Restated Credit Agreement is amended by:

         (i) deleting the existing paragraph (a) and inserting a new paragraph (a) as follows:

         "(a) BORROWING BASE. The Lender shall promptly notify the Borrowers and Forest (following the Lender's receipt of notice from the U.S. Agent (a "DEFICIENCY NOTICE")) any time the Borrowing Base as then in effect is less than the sum of (i) the aggregate principal amount of the Loans, Swingline Loans and Letter of Credit Liabilities outstanding at such time (with any amounts outstanding in U.S. Dollars being expressed as an Equivalent Amount in Canadian Dollars) and (ii) the aggregate principal amount of the U.S. Credit Agreement Obligations outstanding at such time (the amount of such difference being called herein the "BORROWING BASE DEFICIENCY") and within 30 days after the date of the Deficiency Notice, the Borrowers shall cause notice to be given to the Lender, the U.S. Agent and the Administrative Agent of the Borrower's and Forest's intentions with respect to compliance with the procedures set forth in this
Section 2.11(a). As specified in such notice, the Borrowers shall (within 90 days after the date of the Deficiency Notice) prepay, in accordance with Section
3.02 of the Intercreditor Agreement or, provide cover for Letter of Credit Liabilities and BA Loans in the manner specified in clause (f) below, the aggregate principal amount of all Loans (including Swingline Loans), and Letter of Credit Liabilities outstanding at such time under the Funding Credit Agreement, in an amount sufficient to eliminate such Borrowing Base Deficiency.";

         (ii) by deleting the existing paragraph (b) and inserting a new paragraph (b) as follows:

         "(d)  EXCESS RESULTING FROM EXCHANGE RATE CHANGE.

              (i) Subject to Section 2.11(b)(ii), any time that, following one or more fluctuations in the exchange rate of the U.S. Dollar against the Canadian Dollar, the sum of the Equivalent Amount in Canadian Dollars of the aggregate Principal Amount of Loans and Letter of Credit Liabilities outstanding at such time denominated in U.S. Dollars PLUS the aggregate Principal Amount of Canadian Dollar denominated Loans and Letter of Credit Liabilities outstanding at such time (the amount of such sum being

                                 AMENDMENT NO. 1
    called herein the "AGGREGATE BORROWINGS") EXCEEDS by an amount equal to or in excess of 1% of the lesser of (x) the amount of the Commitment on such date and (y) the then effective Allocated Canadian Borrowing Base or the Equivalent Amount in Canadian Dollars determined pursuant to Section 2.12 hereof and the immediately preceding Borrowing Base Reports, the Borrowers shall promptly after receipt by the Lender of notice from the Agent and, in any case, within 10 days after receipt of such notice, either (A) prepay the Loans (except BA Loans) (and/or provide cover for the Letter of Credit Liabilities and BA Loans as specified in clause (f) below) in an amount (such amount being called herein the "EXCHANGE RATE DEFICIENCY") necessary to reduce the Aggregate Borrowings to an amount equal to or less than the lesser of (x) the aggregate amount of the Commitment on such date and
    (y) the then effective Allocated Canadian Borrowing Base or the Equivalent Amount in Canadian Dollars determined pursuant to Section 2.12 hereof and the immediately preceding Borrowing Base Reports or (B) maintain or cause to be maintained with the Lender (who, in turn shall maintain with the Agent) deposits of Canadian Dollars in an amount equal to the Exchange Rate Deficiency, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent. Without in any way limiting the forgoing provisions, the Lender shall receive from the Agent, on each Quarterly Date and on the date of any borrowing hereunder any necessary exchange rate calculations to determine whether any such excess exists on such date, the Lender shall so notify the Company.

              (ii) Notwithstanding Section 2.11(b)(i), the Lender (at the direction of the Majority Lenders) shall be entitled to require that the Borrowers, at the Borrowers' option, (A) make the payments or prepayments or maintain the deposits required to be maintained under Section 2.11(b)(i) or (B) fully hedge, to the reasonable satisfaction of the Combined Majority Lenders, the Exchange Rate Deficiency and assign the benefit of all hedging contracts to the Lender, for the benefit of the Canadian Lenders, in any case where an Exchange Rate Deficiency exists."

         (iii) deleting the existing paragraph (c) and inserting a new paragraph (c) as follows:

         "(c) CASUALTY EVENTS. Upon the date 30 days following the receipt by the Borrowers (or Forest, in the case of the Forest Pledged Properties) of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Hydrocarbon Property or gas marketing assets of any Borrower (or Forest, in the case of the Forest Pledged Properties), other than Unrestricted Properties or any Property of a Non-Borrowing Subsidiary, the Borrowers shall prepay the Loans (and/or provide cover for Letter of Credit Liabilities and BA Loans as specified in clause (f) below), and if such Casualty Event shall result in the receipt by the Borrowers (or Forest, in the case of the Forest Pledged Properties) of Net Available Proceeds in excess of $2,500,000 or the Equivalent Amount in Canadian Dollars, the Combined Majority Lenders, in their sole discretion based on their review of such Casualty Event, may reduce the Borrowing Base in an aggregate amount not in excess of 100% of the Net Available Proceeds of such Casualty Event not theretofore applied to the repair

                                 AMENDMENT NO. 1
or replacement of such Hydrocarbon Property, or such lesser amount as is specified in a written notice from the Combined Majority Lenders, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (f) of this Section 2.11. Nothing in this clause (c) shall be deemed to limit any obligation of the Borrowers pursuant to any of the Security Documents to remit to a collateral or similar account maintained by the Agent (as assignee of the Lenders) pursuant to any of the Security Documents the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty Event.";

         (iv) deleting the existing paragraph (d) and inserting a new paragraph (d) as follows:

         "(d) SALE OF ASSETS. Without limiting the obligation of the Borrower to obtain the consent of the Lender and the Majority Lenders pursuant to Section
8.05 hereof to any Disposition not otherwise permitted hereunder, no later than five Business Days prior to the occurrence of any Disposition, the applicable Borrower will deliver to the Lender Group a statement, certified by the chief financial officer or treasurer of such Borrower, in form and detail satisfactory to the Agent, of the amount of the Net Available Proceeds of such Disposition and, if the Net Available Proceeds of such Disposition together with the aggregate of all other Dispositions during the current Determination Period is in excess of $5,000,000 or the Equivalent Amount in Canadian Dollars, the Combined Majority Lenders, based on their review of the statement referred to in this Section 2.11(d) may, in their sole discretion, reduce the Borrowing Base in an aggregate amount not in excess of 100% of the Net Available Proceeds of such Disposition, or such lesser amount as is specified in a written notice from the Combined Majority Lenders. If a Borrowing Base Deficiency results from such reduction, then the Borrowers shall, notwithstanding Section 2.11(a) to the contrary, immediately prepay the Loans (including Swingline Loans) (and/or provide cover for Letter of Credit Liabilities and BA Loans) with the Net Available Proceeds to cure such deficiency. Notwithstanding the foregoing, the Borrowers shall not be required to prepay the Loans (including Swingline Loans)(and/or provide cover for the Letter of Credit Liabilities or BA Loans pursuant to Section 2.11(f) hereof), and the Borrowing Base shall not be subject to automatic reduction upon any sale of Property by the Borrower or any Subsidiary Borrower or sale of any of the Forest Pledged Properties in the case of Forest permitted pursuant to Section 8.05 hereof."; and

         (v)  deleting the existing paragraph (e) and inserting a new paragraph
(e) as follows:

         "(e) APPLICATION. Prepayments and reductions of the Borrowing Base described in the above clauses of this Section 2.11 shall be effected as follows: the Borrowing Base shall be automatically reduced by an amount equal to the amount specified in such clauses and to the extent that, after giving effect to such reduction, the aggregate Principal Amount of the Loans, together with the aggregate amount of all Letter of Credit Liabilities (with the amount of Loans and the Letter of Credit Liabilities in U.S. Dollars expressed as an Equivalent Amount in Canadian Dollars), would exceed the then effective Allocated Canadian Borrowing Base determined pursuant to Section 2.12 hereof and the immediately preceding Borrowing Base

                                 AMENDMENT NO. 1

Reports, the Borrowers shall first, prepay the Loans (except BA Loans) and second, provide cover for Letter of Credit Liabilities and BA Loans as specified in clause (f) below, in an aggregate amount equal to such excess. To the extent possible, any prepayments required pursuant to this Section 2.11 shall be applied FIRST to U.S. Base Rate Loans, SECOND to Canadian Prime Rate Loans and THIRD to Eurodollar Loans.".

         2.11. A new Section 2.12 of the Second Amended and Restated Credit Agreement shall be added as follows:

         "Section 2.12  ALLOCATION OF BORROWING BASE.

         (a) The Borrowing Base may be allocated between the Lender under the Funding Credit Agreement (which shall be the Borrowing Base for the purpose of this Agreement) and Forest under the U.S. Credit Agreement. The Allocated U.S. Borrowing Base in effect from time to time shall represent the maximum amount of credit in the form of Loans and Letters of Credit (subject to the aggregate Commitments and the other provisions of the U.S. Credit Agreement) that the U.S Lenders will extend to Forest at any one time prior to the "Commitment Termination Date" specified in the U.S. Credit Agreement. The Allocated Canadian Borrowing Base in effect from time to time shall represent the maximum amount of credit in the form of Loans, Letters of Credit and Bankers' Acceptances (subject to the aggregate Commitments and the other provisions of this Agreement) that the Canadian Lenders will extend to the Lender (and therefor the maximum amount of credit in the form of Loans and Letter of Credit Liabilities that the Lender will extend the Borrowers) at any one time prior to the "Commitment Termination Date" specified in the Funding Credit Agreement. On the date of Amendment No. 1, the Allocated Canadian Borrowing Base shall be $100,000,000, resulting in an initial Allocated U.S. Borrowing Base of $30,000,000.

         (b) The Borrowers at any time shall have the right to request in writing to the Lender (which shall promptly notify the Agent, U.S. Agent and the Lender Group), in their sole discretion, an increase in the Allocated Canadian Borrowing Base and a corresponding decrease in the Allocated U.S. Borrowing Base; provided that any such increase shall require the approval of all of the Canadian Lenders and at no time shall the Allocated Canadian Borrowing Base exceed $100,000,000; and provided further that the Borrowers may not make a request for an increase in the Allocated Canadian Borrowing Base more than four
(4) times during any twelve (12) month period. Within ten (10) Business Days of the receipt by the Canadian Lenders of such request, the Canadian Lenders shall give written notice to the Lender, Forest and the U.S. Agent of their approval or disapproval of such increase and the Lender shall promptly notify the Borrowers. If such increase is approved, each such Lender shall have its share of the Allocated Canadian Borrowing Base increased by an amount equal to its proportion of the Commitment Percentage. The revised Allocated U.S. Borrowing Base and Allocated Canadian Borrowing Base shall become effective upon the distribution by the U.S. Agent to the Lender (who in turn shall notify the Borrowers), Forest, the Agent and the Lender Group of written notice thereof which shall occur not later than three (3) Business Days after its receipt of the notice of increase.


                                 AMENDMENT NO. 1

         (c) Forest at any time shall have the right to request in writing to the Agent, the U.S. Agent and the U.S. Lenders that such U.S. Lenders, in their sole discretion, permit Forest to increase the Allocated U.S. Borrowing Base and decrease the Allocated Canadian Borrowing Base; provided that any such change shall require the approval of all of such U.S. Lenders and at no time shall the Allocated U.S. Borrowing Base exceed $100,000,000; and provided further that Forest may not make a request for an increase in the Allocated U.S. Borrowing Base more than four (4) times during any twelve (12) month period. Within ten
(10) Business Days of the receipt by such U.S. Lenders of such request, such U.S. Lenders shall give written notice to the Lender (who in turn shall notify the Borrowers), Forest and the U.S. Agent of their approval or disapproval of such change. The revised Allocated U.S. Borrowing Base and Allocated Canadian Borrowing Base shall become effective upon the distribution by the U.S. Agent to the Lender (who in turn shall notify the Borrowers), Forest, the Agent and the Lender Group of written notice thereof which shall occur not later than three
(3) Business Days after its receipt of the notice of increase.

         (d) For purposes of this Agreement, the Allocated Canadian Borrowing Base shall be expressed as the Equivalent Amount in Canadian Dollars. The Equivalent Amount shall be calculated (i) on the date a reallocation pursuant to this Section 2.12 between the Allocated U.S. Borrowing Base and the Allocated Canadian Borrowing Base occurs, (ii) on each Determination Date, or (iii) in any event, at ninety (90) day intervals following the most recent Determination Date."

         2.12. Section 4.01 of the Second Amended and Restated Credit Agreement shall be amended by inserting a new paragraph (e) as follows:

         "(e) The Borrowers shall give the U.S. Agent notice of each payment hereunder within 3 Business Days of the relevant payment."

         2.13. The introduction to Section 8 of the Second Amended and Restated Credit Agreement shall be amended by replacing the word "Lender" with the words "Lender Group" on the second line.

         2.13A. Section 8.09 of the Second Amended and Restated Credit Agreement is deleted in its entirety.

         2.14. Section 8.10 of the Second Amended and Restated Credit Agreement shall be amended in its entirety as follows:

         "8.10  INTEREST COVERAGE RATIO.

         The Borrowers will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters (treated for this purpose as a single accounting period) following March 31, 1997, to be less than 2.0:1.0 as of the end of any fiscal quarter of Canadian Forest."


                                 AMENDMENT NO. 1

         2.15. Section 8.11 of the Second Amended and Restated Credit Agreement shall be amended in its entirety as follows:

         "8.11 WORKING CAPITAL. The Borrowers will not permit the current assets of Forest and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) to be equal to or less than the current liabilities of Forest and its Subsidiaries (so determined). For purposes hereof, the terms "CURRENT ASSETS" and "CURRENT LIABILITIES" shall have the respective meanings assigned to them by GAAP, PROVIDED that in any event there shall be (i) included in current assets the aggregate amount of the unused Combined Commitments (but only to the extent such unused Combined Commitments could then be utilized as provided in Section 6.02 hereof and Section 7.02 of the U.S. Credit Agreement),
(ii) excluded from current liabilities all Indebtedness hereunder PLUS all Indebtedness under, and as defined in the U.S. Credit Agreement, (iii) excluded from current liabilities all Production Payments (as defined in the U.S. Credit Agreement) and (iv) excluded from current liabilities the current portion of any gas balancing liabilities hereunder and under the U.S. Credit Agreement."

         2.16. Section 9 of the Second Amended and Restated Credit Agreement is amended by:

         (i) inserting a new clause (s) as follows:

         "Any Event of Default shall occur under the U.S. Credit Agreement";
and

         (ii) relettering clauses "(s)", "(t)", "(u)" and "(v)" as clauses "(t)","(u)", "(v)" and "(w)", respectively.

         2.17. Section 11 of the Second Amended and Restated Credit Agreement is amended by inserting a new Section 11.22 as follows:

         "11.22 INTERCREDITOR AGREEMENT. (a) Reference is hereby made to the Intercreditor Agreement, which provides for certain matters relating to the Funding Credit Agreement and the U.S. Credit Agreement. To the extent of any conflict between the terms of this Agreement and the terms of the Intercreditor Agreement, the Intercreditor Agreement shall control. Each Canadian Lender pursuant to the Funding Credit Agreement authorizes the Agent to execute and deliver the Intercreditor Agreement on its behalf and the execution and delivery by the Agent of the Intercreditor Agreement on behalf of the Canadian Lenders is ratified and confirmed by each of the Canadian Lenders. Any Lender that becomes a party to the Funding Credit Agreement after the date hereof agrees to be bound by the terms and provisions of the Intercreditor Agreement.

         (b) Each Borrower acknowledges that certain financial institutions including certain of the Canadian Lenders are providing financing to Forest. Each Borrower consents to the disclosure of information provided by the Lender to the Canadian Lenders to such other financial institutions. The Borrowers also acknowledge that the Canadian Lenders may enter


                                 AMENDMENT NO. 1
into participation arrangements and payment sharing understandings with such financial institutions and consents to such arrangements and understandings.
To the extent any such arrangements or understandings give rise to any liability for any withholding tax payments in connection with any payments made by Forest, the Lender or any other Obligor under either the Funding Credit Agreement or the U.S. Credit Agreement, then (notwithstanding any provisions to the contrary set forth in the Funding Credit Agreement or the U.S. Credit Agreement), Forest, pursuant to the U.S. Credit Agreement has agreed to indemnify each of the applicable members of the Lender Group and shall hold each of the applicable members of the Lender Group harmless from and against any such liability; PROVIDED, HOWEVER, that each member of the Lender Group (if so requested by the Lender under the Funding Credit Agreement or Forest under the U.S. Credit Agreement) will use good faith efforts to accommodate any reasonable request by the Lender or Forest in order to avoid the need for, or reduce the amount of, such compensation so long as the request will not, in the sole opinion of the applicable member of the Lender Group, be disadvantageous to such member of the Lender Group.

         Section 3. REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants to the Lender that the representations and warranties set forth in
Section 7 of the Second Amended and Restated Credit Agreement are true and complete on the date hereof (unless otherwise limited to an earlier date) as if made on and as of the date hereof and as if each reference in said Section 7 to "this Agreement" and "the Notes" included reference to this Amendment No. 1.

         Section 4. CONDITIONS PRECEDENT. As provided in Section 2 above, the amendments to the Second Amended and Restated Credit Agreement set forth in said
Section 2 shall become effective, as of the date hereof, upon the satisfaction of the following conditions precedent:

         4.01. EXECUTION BY ALL PARTIES. This Amendment No. 1 shall have been executed and delivered by each of the parties hereto.

         4.02. INTERCREDITOR AGREEMENT. The Intercreditor Agreement shall have been executed and delivered by each of the parties thereto.

         4.03. FOREST AMENDMENT AGREEMENT. The Amendment No. 2 to the U.S. Credit Agreement shall have been executed and delivered by each of the parties thereto.

         4.04. OPINION OF COUNSEL TO THE BORROWERS. An opinion of Bruce Thompson, Corporate Counsel to the Obligors and Macleod Dixon, special Canadian counsel to the Obligors shall have been delivered to the Administrative Agent.

         4.05. NOTES. The Note, duly completed and executed shall have been delivered by the party thereto.

         4.06. OTHER DOCUMENTS. The Agent shall have received such other documents,


                                 AMENDMENT NO. 1
certificates and opinions as the Agent or any Canadian Lender or special counsel to Chase Canada may reasonably request including the Third Security Confirmation, Amendment and Supplemental Debenture Agreement.

         Section 5. MISCELLANEOUS. Except as herein provided, the Second Amended and Restated Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the Province of Alberta and the laws of Canada applicable therein.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered as of the day and year first above written.


                        611852 SASKATCHEWAN LTD.


                        By  /s/ Kenton M. Scroggs
                          ----------------------------
                           Title:  Vice President

                        Address for Notices:

                        611852 SASKATCHEWAN LTD.
                        c/o Canadian Forest Oil Ltd.
                        600, 800-Sixth Avenue, S.W.
                        Calgary, Alberta T2P 3G3
                        Canada

                        Telecopier No.:  (403) 292-8072
                        Telephone No.:  (403) 292-8000

                        Attention:  Vice President-Finance


                                 AMENDMENT NO. 1
                        with a copy to:

                        Forest Oil Corporation
                        1600 Broadway
                        Suite 2200
                        Denver, CO 80202

                        Attention:  Vice President and Treasurer

                        Telecopier No.:  (303) 812-1510
                        Telephone No.:  (303) 812-1400

                        and

                        The Chase Manhattan Bank of Canada
                        1 First Canadian Place
                        100 King Street West
                        Suite 6900, P.O. Box 106
                        Toronto, Ontario MX5 1A4
                        Canada

                        Attention:  Vice President
                                    Corporate Finance

                        Telecopier No.:  (416) 216-4161
                        Telephone No.:  (416) 216-4133


                                 AMENDMENT NO. 1

                         CANADIAN FOREST OIL LTD.


                         By  /s/ Ronald E. Pratt
                           ----------------------------------
                            Title:  VP - Finance

                         Address for Notices:

                         Canadian Forest Oil Ltd.
                         600, 800-Sixth Avenue S.W.
                         Calgary, Alberta T2P 3G3
                         Canada

                         Attention:  Vice President Finance

                         Telecopier No.:  (403) 261-7665
                         Telephone No.:  (403) 292-8000

                         with a copy to:

                         Forest Oil Corporation
                         1600 Broadway
                         Suite 2200
                         Denver, Colorado  80202

                         Attention:  Vice President-Treasurer

                         Telecopier No.:  (303) 812-1510
                         Telephone No.:  (303) 812-1400

                             AMENDMENT NO. 1

                         PRODUCERS MARKETING LTD.




                         By  /s/ Ronald E. Pratt
                           -------------------------------
                            Title:  Secretary

                         Address for Notices:

                         Producers Marketing Ltd.
                         c/o Canadian Forest Oil Ltd.
                         600, 800-Sixth Avenue S.W.
                         Calgary, Alberta T2P 3G3
                         Canada

                         Attention:  Vice President-Finance

                         Telecopier No.:  (403) 261-7665
                         Telephone No.:  (403) 292-8000

                         with a copy to:

                         Forest Oil Corporation
                         1600 Broadway
                         Suite 2200
                         Denver, Colorado  80202

                         Attention:  Vice President-Treasurer

                         Telecopier No.:  (303) 812-1510
                         Telephone No.:  (303) 812-1400


                             AMENDMENT NO. 1

                                                                     SCHEDULE IV


                            APPLICABLE COMMITMENT FEE RATE



Range of                                                Applicable Commitment
Usage Ratio                                            Fee Rate (bps per annum)
-----------                                            ------------------------

less than or equal to .330:1.00                                  30.0
greater than .330:1.00 but less than or equal to 0.660:1.00      35.0
greater than .660:1.00                                           37.5

                                                                     SCHEDULE V



                                  APPLICABLE MARGIN



                                                         Applicable Margin (bps)
                                                        ------------------------
                                          Canadian      U.S. Base     Eurodollar
Range of Usage Ratio                     Prime Loans    Rate Loans      Loans     BA Fee Rate
---------------------                    -----------    ----------    ----------- ------------
less than or equal to .330:1.00          1.0            1.0           101.0       101.0
greater than .330:1.00 but less than
or equal to .660:1.00                    26.0           26.0          126.0       126.0
greater than .660:1.00                   51.0           51.0          151.0       151.0
